As filed with the Securities and Exchange Commission on April 22, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ADAPTEC, INC.
(Exact name of the Registrant as specified in its charter)

Delaware	94-2748530
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

691 S. Milpitas Boulevard
Milpitas, California 95035
(Address of principal executive offices, including zip code)

Stock options granted under the Eurologic Systems Group Limited 1998 Share Option Plan and assumed by Registrant
(Full titles of the plans)

Robert N. Stephens
President and Chief Executive Officer
Adaptec, Inc.
691 S. Milpitas Boulevard
Milpitas, California 95035
(408) 945-8600
(Name, address and telephone number,
including area code, of agent for service)

Copy to:
Lynda Twomey, Esq.
Scott J. Leichtner, Esq.
Fenwick & West LLP
 801 California Street
Mountain View, California 94041
(650) 988-8500
(Counsel to the Registrant)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share	500,624(1)	$7.32(2)	$3,664,568	$296

(1) Represents shares reserved for issuance upon the exercise of options granted under the Eurologic Systems Group Limited 1998 Share Option Plan.

(2) Represents the weighted average per share exercise price for such outstanding options, calculated pursuant to Rule 457(h)(1) of the Securities Act of 1933 (the “Securities Act”), solely for the purpose of calculating the registration fee.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

    The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2002 filed with the Commission on June 24, 2002, as amended pursuant to Amendment No. 1 to the Registrant’s Annual Report on Form 10-K/A for the fiscal year ended March 31, 2002 filed with the Commission on January 15, 2003.

(b) The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2002, filed with the Commission on August 12, 2002.

(c)   The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002, filed with the Commission on November 12, 2002, as amended pursuant to Amendment No. 1 to the Registrant’s Annual Report on Form 10-Q/A for the fiscal quarter ended September 30, 2002 filed with the Commission on January 15, 2003.

(d)  The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2002, filed with the Commission on February 7, 2003.

(e) The Registrant’s Current Report on Form 8-K filed with the Commission on January 24, 2003.

(f) The Registrant’s Current Report on Form 8-K filed with the Commission on March 3, 2003.

(g) The Registrant’s Current Report on Form 8-K filed with the Commission on April 11, 2003.

(h) Items 1 and 2 of the Registrant’s registration statement on Form 8-A filed July 20, 1992 pursuant to the Securities and Exchange Act of 1934 (the “Exchange Act”) and Exhibit No. 1 to Amendment No. 4 of the Registrant’s registration statement on Form 8-A filed January 14, 1997 amending its Form 8-A filed May 11, 1989.

    All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated into this registration statement by reference and to be a part hereof from the date of the filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

    Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

    Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS AND LIMITATION OF LIABILITY.

    The Registrant’s Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for a breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

    The Registrant’s Amended and Restated Bylaws provide that the Registrant shall indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent permitted by law. The Registrant’s Amended and Restated Bylaws also permit the Registrant to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Registrant would have the power to indemnify him or her against such liability under the General Corporation Law of the State of Delaware. The Registrant currently has secured such insurance on behalf of its officers and directors.

    The Registrant has entered into agreements to indemnify its directors and officers, in addition to indemnification provided for in the Registrant’s Amended and Restated Bylaws. Subject to certain conditions, these agreements, among other things, indemnify the Registrant’s directors and officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Registrant, arising out of such person’s services as a director or officer of the Registrant, any subsidiary of the Registrant or any other company or enterprise to which the person provides services at the request of the Registrant.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

    Not applicable.

ITEM 8. EXHIBITS.

4.01	Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended March 31, 1998).
4.02	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 4.02 to the Registrant’s Registration Statement on Form S-3 filed with the Commission on April 12, 2002).
4.03	Eurologic Systems Group Limited 1998 Share Option Plan and related forms of agreements.
5.01	Opinion of Fenwick & West LLP.
23.01	Consent of Fenwick & West LLP (included in Exhibit 5.01).
23.02	Consent of PricewaterhouseCoopers LLP, Independent Accountants.
24.01	Power of Attorney (included on the signature page hereto).

ITEM 9. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions discussed in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant of expenses incurrent or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on this 22nd day of April, 2003.

ADAPTEC, INC.

By:	/s/ ROBERT N. STEPHENS
Robert N. Stephens
President and Chief Executive Officer

POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Robert N. Stephens and David A. Young, jointly and severally, as his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROBERT N. STEPHENS	President, Chief Executive Officer and Director (Principal Executive Officer)	April 22, 2003
Robert N. Stephens

/s/ DAVID A. YOUNG	Vice President and Chief Financial Officer (Principal Financial Officer)	April 22, 2003
David A. Young

/s/ KENNETH B. AROLA	Vice President and Corporate Controller (Principal Accounting Officer)	April 22, 2003
Kenneth B. Arola

/s/ CARL J. CONTI	Director	April 19, 2003
Carl J. Conti

Director
Victoria L. Cotten

/s/ JOHN C. EAST	Director	April 17, 2003
John C. East

Director
Lucie J. Fjeldstad

/s/ ILENE H. LANG	Director	April 22, 2003
Ilene H. Lang

Director
Joseph S. Kennedy

/s/ ROBERT J. LOARIE	Director	April 22, 2003
Robert J. Loarie

/s/ DR. DOUGLAS E. VAN HOUWELING	Director	April 22, 2003
Dr. Douglas E. Van Houweling

EXHIBIT INDEX

Exhibit Number	Exhibit Title

4.03	Eurologic Systems Group Limited 1998 Share Option Plan and related forms of agreements.

5.01	Opinion of Fenwick & West LLP.

23.01	Consent of Fenwick & West LLP (included in Exhibit 5.01).

23.02	Consent of PricewaterhouseCoopers LLP, Independent Accountants.